Exhibit 10.1

THIS SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of the 22nd day of November, 2019 (“Effective Date”), between ThermoGenesis Holdings, Inc. (“ThermoGenesis”), a Delaware corporation with principal office 2711 Citrus Road, Rancho Cordova, CA 95742, USA and ImmuneCyte Life Sciences Inc. (“ImmuneCyte”), a Delaware corporation with principal office at 185 Technology Drive Suite 150 Irvine, CA 92618.

R E C I T A L S

A.     ThermoGenesis’ business is to design, manufacture (directly or indirectly through manufacturing subcontractors) and sell medical devices and other products which utilize its proprietary AutoXpress®, POCXpress®, CAR-TXpress® and BioArchive® technology for the processing and cryostorage of biological and clinical substances, including the concentration and cryopreservation of tissue and blood components (together, the “ThermoGenesis Technology”).

B.     ImmuneCyte has facilities and experience in operating a cellular bank and intends to use ThermoGenesis Technology and Product (defined below) exclusively for its cell banking services worldwide and non-exclusively for other cellular process development and manufacturing services (CDMO) pursuant to the terms of this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.     DEFINITIONS.

When used herein, capitalized terms shall have the following meanings:

“Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” have correlative meanings.

“Applicable ThermoGenesis Technology” has that meaning accorded to it in Section 9.1.3 of this Agreement.

“Change of Control” means (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of ThermoGenesis, or (ii) the direct or indirect transfer of 50% or more of the outstanding voting interest of ThermoGenesis, whether in a single transaction or series of related transactions.

Rev. S.

“Effective Date” means the date first written above.

“Field of Use” the Field of Use identified for each Product(s) on Exhibit A attached hereto shall apply to the Territory for such Product(s), also listed on Exhibit A.

“Know-how” means any and all current and future know-how, technical information, technical knowledge, unpatentable inventions, manufacturing procedures, methods, trade secrets, processes, formulas, documentation and other tangible or intangible property or rights relating to ThermoGenesis’ products, whether or not capable of precise separate description but which alone, or when accumulated, gives to the Person acquiring it an ability to study, test, formulate, manufacture, produce or market something which it otherwise would not have known to study, test, formulate, manufacture, produce or market in the same or similar way.

“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

“Product(s)” means the devices, accessories and parts listed in Exhibit A attached hereto.

“Term” means the time duration as stated in Section 2 of this Agreement.

“Territory” means the territory identified for each Product(s) on Exhibit A, as limited therein by the Field of Use for each designated Product(s).

“ThermoGenesis’ Point of Shipment” as defined in the Uniform Commercial Code refers to ThermoGenesis’ manufacturing facilities and may be Rancho Cordova or a ThermoGenesis designated warehouse or supplier.

2.        RIGHTS AND OBLIGATIONS.

2.1     Rights to Use the Products. ThermoGenesis enters into joint venture agreement with HealthBanks Biotech (USA) Inc. to form ImmuneCyte for immune cell banking and cell based contract development and manufacturing (CDMO) services. ThermoGenesis hereby grant ImmuneCyte full rights to use ThermoGenesis’ Product(s), and parts that are components thereof, for the Field of Use and Territory identified in Exhibit A. The rights and obligations as to use the Product(s), and parts that are components thereof, shall be effective as of the Effective Date of Agreement.

2.2      Term of Duration. Unless terminated earlier based on terms agreed by both parties, this agreement shall be considered perpetual from the Effective Date of this Agreement (the “Term”).

2.3     No Appointment of Sub-Distributors. Except for using for its own use, in its network, or by its affiliates, ImmuneCyte may not appoint any Persons to act as sub-distributors within any portion of the Territory, and any attempt to assign to any Person any or all of ImmuneCyte’s rights hereunder, and any attempt to delegate to any such Person any or all of ImmuneCyte’s obligations hereunder shall be null and void, and will not bind ThermoGenesis.

Rev. S.	2

2.4     Use of ThermoGenesis Marks. ImmuneCyte may refer to and advertise itself as an “Authorized User” and “Authorized Service Provider” of the Product(s) within all or any portion of the Territory, and may indicate on its stationery, business cards or other printed materials that it is an “Authorized User” and “Authorized Service Provider” of Product(s) and, subject to ThermoGenesis’ prior written approval, may have ThermoGenesis Marks imprinted thereon.

2.4     Forecasting of Product(s). ImmuneCyte shall provide to ThermoGenesis a rolling quarterly forecast of ImmuneCyte's requirements for the Product(s) for the twelve (12) month period commencing that quarter. The requirements for the first quarter period of each rolling quarterly forecast shall constitute a firm and binding Purchase Order for Product(s). The remaining rolling quarterly forecast shall constitute non-binding estimates of Product(s) and requirements for the period described, however the 2nd quarter in any forecast shall be varied by no more than +/- 20% in the subsequent binding forecast, unless mutually agreed by the parties. The 3rd and 4th quarter of each forecast are non-binding and may be modified by ImmuneCyte at any time in its sole discretion. Any aggregate increase in firm order quantities over forecasted quantities for a given quarter in excess of 20% shall be subject to mutual agreement and the capacity constraints of ThermoGenesis. Within three (3) months after the Effective Date of this Agreement, ThermoGenesis and ImmuneCyte will mutually determine the annual Quotas for each Product. Thereafter, ThermoGenesis retains the right to reevaluate the Quotas and, with ImmuneCyte, mutually determine and update the Quotas at least once per year or at such greater frequency as the parties may mutually agree in writing.

2.5     Translation of Materials. ImmuneCyte shall bear the cost and responsibility of translating and/or preparing product literature and other materials for the Product(s) in the languages of the Territory, as needed, to effectively market the Products in the Territory. ImmuneCyte will be responsible for translations which may be required for any labeling or package insert associated with ThermoGenesis’ products.

2.6     Trademark License. ThermoGenesis hereby grants to ImmuneCyte the non-exclusive, royalty-free right and license to use designated ThermoGenesis Marks associated with the Product(s) in connection with the distribution, technical service and support of the Product(s). ImmuneCyte agrees not to alter, obliterate, deface or remove any ThermoGenesis Marks displayed on any Product(s) or its packaging, or add any name, brand or trademark thereto without the prior written consent of ThermoGenesis. Notwithstanding the foregoing, ImmuneCyte’s trademarks may be displayed on Product(s) packaging, and the parties shall reasonably cooperate with one another to ensure that all Product(s) packaging and labeling prepared by ThermoGenesis complies with applicable law. Except as provided in this Agreement, nothing herein shall grant to ImmuneCyte any right, title or interest in the ThermoGenesis Marks, which right, title and interest shall remain fully and solely vested in ThermoGenesis. ImmuneCyte shall immediately notify ThermoGenesis if, during the term of this Agreement, ImmuneCyte becomes aware of any other Person who is using any trademark, trade name, service mark, service name or logo that is substantially or confusingly similar to those owned or used by ImmuneCyte pursuant to the authority granted by ThermoGenesis hereunder.

2.7     Reservation of Title. ThermoGenesis reserves to itself and retains all right, title and interest in and to the Applicable ThermoGenesis Technology and to any modifications, enhancements, improvements and upgrades thereto. ImmuneCyte may not duplicate, translate, decompile, reverse engineer or adapt the Product(s) without ThermoGenesis’ prior written consent.

Rev. S.	3

2.8     No Other Rights. Except as expressly provided in this Agreement, no right, title, or interest is granted by ThermoGenesis to ImmuneCyte hereunder. ThermoGenesis may distribute products other than the Product(s) within the Territory, either directly or indirectly through ImmuneCytes, and no right, title or interest is granted by ThermoGenesis to ImmuneCyte relating to such product and parts.

3.        APPOINTMENT AS SERVICE PROVIDER AND OBLIGATIONS.

3.1     Appointment as Authorized Service provider. ThermoGenesis hereby authorize ImmuneCyte as a non-exclusive service provider to repair and service the Product(s), and parts that are components thereof, including warranty service as applicable, within the Territory.

3.1.1     Localized Depot Service Center Quality Requirement. In addition to the obligations as stated in Agreement, ImmuneCyte is authorized to provide repairs and preventative maintenance for ThermoGenesis products in localized Depot Service Centers and shall adhere to the quality requirements (as defined in Exhibit B).

3.2      Application Support Specialist and Technical Service Personnel Qualifications, Training, and Availability. Subject to Section 3.1.1, ImmuneCyte shall have qualified application support specialist and technical service personnel that have appropriate experience in the troubleshooting, problem solving, user training and repair and maintenance of medical products that are substantially similar to the Products. The number of application support specialist and technical service personnel shall be sufficient to provide application support and service to the ThermoGenesis Product(s) base in their Territory and should be adjusted as needed to adequately support the installed base. Primary support and service personnel must be able to communicate in English in order to complete training as defined in Section 3.3 and for future communications with ThermoGenesis support engineers. Application support specialist and technical service personnel must be certified by ThermoGenesis before they are authorized to perform service on the Product(s). Technical service personnel must pass written examinations provided by ThermoGenesis before they receive their certification. There will be a ninety (90)-day probation period after certification to review the service program at each new ImmuneCyte location. Special training qualification is required in order to perform installation and operator training of the Product(s).

3.3     Application Support Specialist and Technical Service Personnel Training. ThermoGenesis shall provide application support and technical service training for ImmuneCyte’s field service personnel to enable ImmuneCyte to perform post-installation troubleshooting problem solving user training and field service, technical assistance and support for its users, the frequency of such training shall be in the sole discretion of ThermoGenesis, provided, however, that at least one such training session shall be provided by ThermoGenesis within three (3) months of the date of this Agreement. Such training shall be conducted, at ThermoGenesis’ election, at ThermoGenesis’ Rancho Cordova, California facilities or at ImmuneCyte’s facilities in Territory. ThermoGenesis will provide such training without charge; provided, however, that ImmuneCyte shall bear all out-of-pocket costs incurred in connection with such training, including travel, airfare and lodging expenses, as well as the reimbursement of such out-of-pocket expenses reasonably incurred by ThermoGenesis to send a training representative to ImmuneCyte’s facilities in Territory. In addition, ThermoGenesis will provide Product(s) updates and service bulletins as they become available in English.

Rev. S.	4

3.4     Facilities and Inventory; Repair and Replacement Parts Stock. Subject to Section 3.1.1, it will be ImmuneCyte’s responsibilitity to maintain sufficient spare parts, warehousing facilities and service centers within the Territory to fulfill the needs to maintain its cell processing and manufacturing services, including maintaining an adequate supply of extra spare units to be used in connection with service repairs in cases where a unit requires return to a manufacture site for repair.

3.5     Other Information Reporting. Subject to Section 3.1.1, ImmuneCyte shall provide to ThermoGenesis, at ImmuneCyte’s expense and in English, each and every quality and/or service complaint within three (3) business days after receipt of such complaint by using the Product(s). The complaint reporting form defined in Exhibit F should be used for reporting the information to ThermoGenesis. In addition, ImmuneCyte shall notify ThermoGenesis of any “incident” (as defined in Exhibit D) within twenty (24) hours as outlined in the vigilance procedure attached hereto as Exhibit D. Detailed information of service performed or actions taken to resolve the reported complaint shall be communicated to ThermoGenesis within three (3) business days after completion of the actions.

3.6     Application Support and Field Service, Technical Assistance, Support and Warranty Service. ImmuneCyte shall provide to its network post-installation application support and field technical service, technical assistance and support for Product(s) used in the Territory. The cost of any field service or other support for any Product(s) performed by ImmuneCyte after the expiration of the applicable warranty period for such Product(s) shall be agreed upon between ImmuneCyte and the users, unless such user had previously agreed to the cost prior to the date hereof, and in such case the cost shall be the previously agreed price until ImmuneCyte and ThermoGenesis agree on subsequent new price. ImmuneCyte shall document all service visits and work performed (as defined in Exhibit G) and ImmuneCyte shall furnish to ThermoGenesis copies of any written reports prepared by ImmuneCyte with respect to repairs made by ImmuneCyte to the Product(s). ImmuneCyte shall contact ThermoGenesis regarding return of parts and shall return all required parts under warranty for analysis within thirty (30) days of repair to ThermoGenesis.

4.       TERMS OF PURCHASE OF PRODUCT.

4.1     Terms and Conditions. All purchases of Product(s) hereunder shall be subject to the provisions of this Agreement. Unless otherwise agreed in writing, nothing contained in any purchase order submitted pursuant to this Agreement shall in any way modify or add any provision to this Agreement. In the event of a conflict between the terms of any purchase order and the provisions of this Agreement, the provisions of this Agreement shall govern.

Rev. S.	5

4.2     Prices. All prices for Product(s) purchased by ImmuneCyte hereunder shall be Ex Works (EXW), ThermoGenesis’ Point of Shipment. The initial price to ImmuneCyte for each Product(s) is set forth opposite such Product(s) in Exhibit A, and such initial price will remain fixed through the end of ThermoGenesis’ fiscal year (ending June 30th). Thereafter, the purchase price to ImmuneCyte for such Product(s) may be increased or decreased by ThermoGenesis upon sixty (60) days’ prior written notice to ImmuneCyte.

4.3     Certain Taxes. The parties acknowledge that the purchase prices of Product(s) set forth in Exhibit A do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the Product(s), including all income and income-based taxes imposed on ThermoGenesis under applicable laws in Territory, which taxes shall be the sole responsibility of and ImmuneCyte agrees that it will bear all such taxes and duties. When ThermoGenesis has the legal obligation to collect and/or pay such taxes or duties, the appropriate amount shall be added to ImmuneCyte’s invoice and paid by ImmuneCyte to ThermoGenesis, unless ImmuneCyte provides ThermoGenesis with a valid tax exemption certificate authorized by the appropriate governmental taxing authority, or provides proof of payment to such authority.

4.4     Order and Acceptance. All orders for Product(s) shall be by means of a signed written purchase order which shall be submitted to ThermoGenesis at ThermoGenesis’ address for notice purposes set forth in Section 12.4, and shall request a delivery date. Orders may be placed by telephone, facsimile transmission or, upon the parties’ agreement, on ThermoGenesis’ Website or by e-mail. ThermoGenesis shall notify ImmuneCyte in writing within a reasonable period of time from submission of the purchase order of any rejected order. ThermoGenesis shall have no liability to ImmuneCyte with respect to purchase orders that are not accepted.

4.5     Invoicing; Payment. ThermoGenesis shall submit an invoice to ImmuneCyte with each shipment of Product(s) ordered by ImmuneCyte. Each invoice shall be due and payable in the manner agreed to by the parties set forth in Exhibit E. All invoices shall be sent to ImmuneCyte’s address for notice purposes set forth in Section 12.4, without regard to the actual shipping address for the Product(s). Each such invoice shall state ImmuneCyte’s aggregate and unit purchase price for Product(s) in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by ThermoGenesis and to be borne by ImmuneCyte hereunder. ImmuneCyte shall make all payments to ThermoGenesis under this Agreement in United States dollars in immediately available funds to a bank account designated by ThermoGenesis in such invoice, or otherwise designated by ThermoGenesis in writing. ImmuneCyte shall not take any credits or offsets against amounts billed ImmuneCyte by ThermoGenesis without ThermoGenesis’ prior written consent.

4.6      Shipping; Risk of Loss.

4.6.1     All Product(s) delivered by ThermoGenesis pursuant to this Agreement shall be suitably packed for surface or air shipment, in ImmuneCyte’s sole discretion, in ThermoGenesis’ standard shipping cartons, marked for shipment to such location or locations as ImmuneCyte may designate, and delivered to ImmuneCyte or its carrier, EXW, ThermoGenesis’ Point of Shipment. Risk of loss of Product(s) shall pass to ImmuneCyte upon delivery to the carrier at the EXW Point of Shipment.

Rev. S.	6

4.6.2     ThermoGenesis shall ship all Product(s) in accordance with ImmuneCyte’s delivery instructions specified in ImmuneCyte’s purchase orders; provided, however, that if ImmuneCyte does not provide delivery instructions with respect to the carrier to be used, ThermoGenesis may use its customary carrier. Partial shipments are allowed. All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by ImmuneCyte. ImmuneCyte shall also bear all applicable taxes and duties that may be assessed against the Product(s) and parts after delivery to the carrier EXW, ThermoGenesis’ Point of Shipment.

4.6.3     ThermoGenesis shall use its good faith efforts to ship the Product(s) within a reasonable amount of time after receipt and acceptance of ImmuneCyte’s purchase order for the Product(s), consistent with ThermoGenesis’ shipping procedures in place from time to time. All shipments of Product(s) shall be deemed to conform to the relevant purchase order unless ThermoGenesis receives from ImmuneCyte, no later than fifteen (15) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and the exact nature of the discrepancy between the shipment and the order.

5.       WARRANTIES; REMEDIES FOR NON-CONFORMING PRODUCT.

5.1	Standard Warranty. ThermoGenesis’ standard warranty is attached hereto as Exhibit C.

5.2     Omitted

5.3     Return Materials Procedure. There are no rights of return for cash. Product(s) returns are allowed under ThermoGenesis’ warranty program. All Product(s) returns must be approved by ThermoGenesis and assigned a Return Material Authorization (“RMA”) number. To obtain an RMA number prior to return, the ImmuneCyte shall notify ThermoGenesis of the description of the Product(s), quantity, reason for return, serial number of device and date of purchase of Product(s) to be returned. All Product(s) returns from ImmuneCyte shall be sent directly to ThermoGenesis and be insured by ImmuneCyte. The RMA number shall be prominently displayed on the outside of the shipping box and the Product(s) shall be packaged to protect them from shipping damage. Repair for costs of damage due to improper packaging will be the responsibility of the ImmuneCyte.

6.        ADDITIONAL OBLIGATIONS OF IMMUNECYTE.

6.1     Compliance with Laws. ImmuneCyte shall comply in all material respects with the laws and regulations (including, without limitation, health and safety regulations) applicable to the distribution, use and service of Product(s) within the Territory. ImmuneCyte shall monitor the appropriate information sources in the Territory for material changes in such laws and regulations relating to the distribution of Product(s) within the Territory and notify ThermoGenesis in writing of all such material changes. The ImmuneCyte shall have a defined process for tracking user shipments by lot and/or serial number to assist ThermoGenesis in event of a field corrective action.

Rev. S.	7

6.2     Registrations, Licenses and Permits (other than CE Marks). If and as required from time to time under the laws of any province or state within the Territory, ImmuneCyte shall, at its expense, apply for and use its commercially reasonable efforts to obtain all registrations, licenses and permits that ImmuneCyte deems necessary to distribute and service the Product(s) within such Territory. ImmuneCyte shall furnish to ThermoGenesis copies of all applications, and all registrations, licenses and permits obtained therefrom, for the Product(s). Upon the expiration or earlier termination of this Agreement, such registrations, licenses and permits shall be transferred to ThermoGenesis or to a Person reasonably designated by ThermoGenesis, to the extent permitted by the terms of such registrations, licenses or permits and by applicable law, and ThermoGenesis shall reimburse ImmuneCyte for the expenses reasonably incurred to transfer the same.

6.3     U.S. Export Controls. ImmuneCyte understands and acknowledges that ThermoGenesis is subject to regulation by agencies of the United States Government, including, without limitation, the United States Department of Commerce and the U.S. Food and Drug Administration, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of ThermoGenesis to provide the Product(s), documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by Persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. ImmuneCyte agrees to cooperate with ThermoGenesis, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom.

6.4     User Notification. ThermoGenesis will be responsible for initiating product recalls. ImmuneCyte shall be responsible for notifying users of Product(s) and part recalls. ImmuneCyte shall submit a written report to ThermoGenesis of the recall status of the Product(s) or parts.

6.5     User Database ImmuneCyte shall provide to ThermoGenesis a user database within three (3) months of execution of this contract and update the database at least once per year to include end user name, contact name, address, e-mail, phone number.

6.5.1     Quarterly Volume Analysis Report. ImmuneCyte shall provide a quarterly volume analysis containing relevant device and disposable product data, including part number and unit quantity for all users in the Territory. The volume analysis report will be sent to ThermoGenesis on or before thirty (30) days following the last day of ThermoGenesis’ fiscal year quarter. ThermoGenesis fiscal quarters are defined as January to March - 3rd quarter, April to June - 4th quarter, July to September - 1st quarter and October to December - 2nd quarter.

6.6      Development of the Immune Cell Processing, Cryopreservation and Storage Services ImmuneCyte will exert commercially reasonable best efforts to develop immune cell banking service in the Territory, and shall maintain a competent and adequate technical service force trained in the maintenance and repair of the Product(s).

Rev. S.	8

6.6.1     ImmuneCyte will utilize sufficient resources to develop and expand the installed base of Products in the assigned Territory and will hire, train and manage any necessary additional dedicated technical service personnel to maintain its services.

6.6.2      Omitted.

6.7     No Conflicting Commitments. ImmuneCyte may not enter into any third party commitments or contracts that conflicts with the terms and conditions of Agreement.

7.       OBLIGATIONS OF THERMOGENESIS.

7.1     Compliance with Laws. ThermoGenesis shall comply in all material respects with all laws and regulations within the United States applicable to the manufacture, labeling, packaging and sale of the Product(s).

7.2     Support. ThermoGenesis shall provide consultation to ImmuneCyte concerning technical aspects and use of the Product(s) from time to time as reasonably requested by ImmuneCyte. Post warranty technical support and service assistance shall be provided to ImmuneCyte as described in Exhibit B, attached and incorporated herein.

7.3     Scientific and Technical Information. ThermoGenesis shall provide to ImmuneCyte scientific and technical information available to ThermoGenesis and required for ImmuneCyte to obtain any registrations, licenses and permits required for the use of the Product(s) within the Territory, or to respond to inquiries from users, or governmental or regulatory authorities.

7.4     Product(s) Training. ThermoGenesis shall provide Product(s) training for ImmuneCyte’s product managers and application support specialists on an as-needed basis to enable ImmuneCyte to promote the use of Product(s) and parts and to perform post-installation field service, user training, technical assistance and support for its users. Such Product(s) training shall be conducted, at ThermoGenesis’ election, at ThermoGenesis’ facilities or at ImmuneCyte’s facilities in Territory, and will be free of charge, provided, however, that ImmuneCyte shall be responsible for all out-of-pocket expenses incurred in connection with such Product(s) training, including travel, airfare and lodging expenses incurred by ImmuneCyte’s personnel while attending such training in California. In the case that ThermoGenesis provides training at ImmuneCyte’s facilities in Territory at ImmuneCyte’s request, ImmuneCyte will be responsible for all costs incurred in connection with such training (to be charged on a day-by-day basis), and including the reimbursement of out-of-pocket expenses reasonably incurred by ThermoGenesis in sending a training representative to the ImmuneCyte’s facilities in Territory. In addition, ThermoGenesis will provide Product(s) updates and service bulletins as they become available.

7.5     Information Reporting. ThermoGenesis shall provide to ImmuneCyte, at ThermoGenesis’ expense, (i) information regarding any discovered defects in the Product(s), or any malfunction or deterioration in the performance of the Product(s), and (ii) any inadequacy in the labeling or the instructions for use. ImmuneCyte is responsible for disseminating the information to its users and service representatives as appropriate.

Rev. S.	9

7.6     Responsible Person. ImmuneCyte shall notify the competent authorities in Territory that it has been designated as the person responsible for the marketing and distribution of the Product(s) within the Territory, and ImmuneCyte's address for notice purposes in Section 12.4 shall be the registered place of business for such purposes.

8.       JOINT OPERATING COMMITTEE

8.1     Upon the Effective Date, ThermoGenesis and ImmuneCyte shall establish a joint operating committee (“JOC”). The JOC shall be comprised of two (2) members appointed by ThermoGenesis and two (2) members appointed by ImmuneCyte. The JOC shall have the duties and responsibilities set forth in this Section.

8.2     The JOC shall discuss and work to reach consensus on the management and administration of the responsibilities and obligations of the Parties under the Agreement. If the JOC is unable to reach consensus on a matter, the issue shall be resolved by the senior most executives of the Parties responsible for the division administering the Agreement. If such senior executives cannot reach consensus and resolution, the Parties shall continue to comply with the express terms of the Agreement, and each Party shall have the right to decide how to proceed within each Party’s respective area of responsibility.

8.3     The JOC will meet no less than four (4) times a year, either in person or via video conferencing to review, among other things, the operating plan and budget, on hand inventory levels, user usage information, and make such adjustments and changes as are agreed to by the Parties.

9.       REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

9.1     ThermoGenesis. ThermoGenesis hereby represents and warrants to ImmuneCyte that:

9.1.1     ThermoGenesis is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted. ThermoGenesis has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by ThermoGenesis.

9.1.2     The execution, delivery and performance by ThermoGenesis of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of ThermoGenesis, any material contract, agreement or instrument to which ThermoGenesis is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which ThermoGenesis is bound, or any law, rule or regulation applicable to ThermoGenesis.

9.1.3     ThermoGenesis is the sole, exclusive and lawful owner of all right, title and interest in and to the applicable ThermoGenesis technology incorporated in the Product(s) (“Applicable ThermoGenesis Technology”) and to the ThermoGenesis Marks, free and clear of all liens, claims, security interests or other restrictions or encumbrances. If this is an exclusive agreement, ThermoGenesis has not granted to any other Person any license, franchise or other rights to acquire, use or exploit the Applicable ThermoGenesis Technology within the Territory (or any portion thereof). ThermoGenesis has the right to grant the distribution and other rights to ImmuneCyte hereunder, without the consent of any other Person.

Rev. S.	10

9.2     ImmuneCyte. ImmuneCyte hereby represents and warrants to ThermoGenesis that:

9.2.1     ImmuneCyte is a is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. ImmuneCyte has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by ImmuneCyte.

9.2.2     The execution, delivery and performance by ImmuneCyte of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of ImmuneCyte, any material contract, agreement or instrument to which ImmuneCyte is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which ImmuneCyte is bound, or any law, rule or regulation applicable to ImmuneCyte.

9.2.3     ImmuneCyte and its Affiliates have the facilities and personnel reasonably necessary to perform its functions and otherwise carry out its obligations under the terms of this Agreement.

10.      TERM AND TERMINATION.

10.1    Term. The term of this Agreement shall commence on the Effective Date hereof and shall continue for twenty (20) years, unless earlier terminated pursuant to Section 10.2.

10.2    Termination of Agreement. This Agreement may be terminated as follows:

10.2.1     The parties may terminate this Agreement upon their mutual written agreement.

10.2.2     ThermoGenesis may immediately terminate this Agreement if ImmuneCyte breaches any of its material representations, warranties, covenants, annual growth minimums, payment terms or obligations under this Agreement.

10.2.3     ImmuneCyte may terminate this Agreement if ThermoGenesis breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of sixty (60) days following ThermoGenesis’ receipt of written notice from ImmuneCyte setting forth the nature of such breach; provided, however, that in the event such breach is not cured within such sixty (60) day period, ImmuneCyte may not terminate this Agreement if ThermoGenesis promptly commences to cure such breach within such sixty (60) day period and thereafter diligently pursues such cure to completion; provided further, however, that the cure period for any such breach shall not exceed ninety (90) days from the date of ThermoGenesis’ receipt of written notice from ImmuneCyte.

Rev. S.	11

10.2.4     Either party may terminate immediately this Agreement by written notice upon the occurrence of any of the following events: (i) the other party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (ii) the other party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

10.2.5     ThermoGenesis may terminate this agreement if ImmuneCyte fails to complete application specialist support and technical service training within three (3) months from Effective date of Agreement.

10.2.6     ImmuneCyte may have the right to manufacturing the products for its own use if this contract is terminated based on 10.2.3, 10.2.4, or a Change of Control.

10.3    Effect of Termination.

10.3.1     The expiration or earlier termination of this Agreement shall not relieve any party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination.

10.3.2     Within ten (10) business days following the effective date of the expiration or earlier termination of this Agreement, ImmuneCyte shall provide to ThermoGenesis a complete inventory of Product(s) and parts in ImmuneCyte’s possession, in transit between ImmuneCyte’s authorized locations or in transit to ImmuneCyte from ThermoGenesis or otherwise in ImmuneCyte’s control. ThermoGenesis may inspect ImmuneCyte’s Product(s) inventory and audit ImmuneCyte's records in the manner provided herein above.

10.3.3     Notwithstanding the expiration or earlier termination of this Agreement, ImmuneCyte may continue to use and distribute Product(s) and parts within the Territory after the expiration or earlier termination of this Agreement until the earlier of (i) the date that ImmuneCyte has consumed all of its Product(s) inventory existing as of the effective date of expiration or earlier termination and (ii) the six (6)-month anniversary of the effective date of expiration or earlier termination.

10.3.4      Notwithstanding Section 10.3.3, upon the expiration or earlier termination of this Agreement, ImmuneCyte may not enter into any new service contracts as an authorized service provider; provided, however, that ImmuneCyte may continue to provide service and repairs under existing service contracts through the then current terms of such contracts. ImmuneCyte may not renew such existing contracts, and upon the expiration of the then current term shall transfer each such contract to ThermoGenesis. Additionally, ImmuneCyte shall not be reimbursed for warranty work performed after the expiration or termination of this Agreement unless pre-approved by ThermoGenesis. ThermoGenesis and ImmuneCyte shall work together and perform further actions as needed to transition all aspects of Product(s) service to ThermoGenesis so that Customers’ service and warranty needs are met after the expiration or termination of this Agreement.

Rev. S.	12

10.4     Return of Marketing Materials. ImmuneCyte shall return to ThermoGenesis all promotional materials for Product(s) previously furnished by ThermoGenesis and in ImmuneCyte’s possession at the time that ImmuneCyte is no longer entitled to distribute any Product(s) hereunder and at this time ImmuneCyte shall no longer use the designations “Authorized ImmuneCyte” and “Authorized Service Provider” in connection with ThermoGenesis’ Product(s) on its business cards, stationery and other printed materials.

10.5     Force Majeure. Neither party shall be liable to the other party for non-performance of or delay in performing its obligations hereunder to the extent that performance is rendered impossible by strike, riot, war, acts of God, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control of the non-performing party.

11.       CONFIDENTIALITY.

11.1     Confidentiality. Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party (“Confidential Information”) will be furnished by the other party or such other party’s representatives. Each party agrees that any Confidential Information furnished by the other party or such other party’s representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale of Product(s) and parts under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree that all Confidential Information shall be clearly marked “CONFIDENTIAL” or, if furnished in oral form, shall be stated to be confidential by the party disclosing such information at the time of such disclosure and reduced to a writing by the party disclosing such information which is furnished to the other party or such other party's representatives within forty-five (45) days after such disclosure.

11.2     Exceptions. The confidentiality obligations of each party under Section 11.1 do not extend to any Confidential Information furnished by the other party or such other party’s representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was available to such party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party’s representatives, (iii) was independently developed without the use of the other party’s Confidential Information by representatives of such party who did not have access to the other party’s Confidential Information, as established by contemporaneous written records, or (iv) becomes available to such party or its representatives on an non-confidential basis from a source other than the other party or such other party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other party or such other party's representatives.

Rev. S.	13

11.3     Compelled Disclosure. In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential

Information furnished by the other party or such other party’s representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

11.4     Ownership of Confidential Information. The party disclosing or otherwise furnishing Confidential Information to the other party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

11.5     Survival. The obligations of the parties under this Section 11 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years.

12.       GENERAL PROVISIONS.

12.1    Independent Contractors. The relationship of ThermoGenesis and ImmuneCyte established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the parties are participants in a common undertaking. Neither party may direct or control the activities of the other party or incur or assume any obligation on behalf of the other party or bind such other party to any obligation for any purpose whatsoever.

12.2     Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws. Any dispute or issue arising hereunder, including any alleged breach by ImmuneCyte, not resolved pursuant to Section 12.13 shall be heard, determined and resolved by an action commenced in the federal or state courts in Sacramento, California, which the parties hereby agree shall have the exclusive jurisdiction over the issues and the parties. ImmuneCyte hereby agrees to submit itself to the jurisdiction of the federal and state courts in Sacramento, California and waives the right to make any objections based on the exclusive jurisdiction or venue in such courts. The California courts shall have the right to grant all relief to which each party is or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate. ImmuneCyte hereby consents to service of process by registered mail.

12.3     Entire Agreement. This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

Rev. S.	14

12.4     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for which such party gives notice hereunder):

If to ImmuneCyte:	ImmuneCyte Life Sciences Inc.
185 Technology Drive, Suite 150 Irvine, CA 92618
Attn: Billie Ahluwalia Principal Accounting Officer Email: bahluwalia@healthbanks.us

If to ThermoGenesis	ThermoGenesis
2711 Citrus Rd.
Rancho Cordova, CA 95742
Attn: Jeff Cauble Principal Accounting Officer
Email: jcauble@thermogenesis.com

12.5      Assignment and Binding Effect. Except as otherwise provided in this Agreement, neither party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other party. No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating party of its liabilities hereunder. For purposes of this Agreement, either party shall be deemed to have assigned this Agreement if any Person other than an Affiliate of such party purchases or otherwise acquires more than 50% of the outstanding voting securities of such party or more than 50% of the total assets of such party. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and permitted assigns.

12.5.1     Change of Control. Notwithstanding the provisions of Section 12.5, an assignment by ThermoGenesis as a result of a Change of Control shall not require ImmuneCyte’s prior written consent. ImmuneCyte shall receive a written statement within ten (10) business days of the effective date of the Change of Control confirming if the new owner will take ownership of Agreement or if Agreement will be terminated.

12.6      Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

Rev. S.	15

12.7     No Waiver; Amendment. No waiver of any term or condition of this Agreement shall be valid or binding on any party unless agreed to in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the parties other than the amendment of Exhibit(s) A, which may be modified by ThermoGenesis on the intervals provided in this Agreement.

12.8     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

12.9     Consent Not Unreasonably Withheld. No party given the right to approve or consent to any matter shall unreasonably withhold condition or delay its approval or consent. The failure to respond in writing within any specified time period shall be deemed unconditioned approval of or consent to the relevant matter, provided that the party requesting such approval or consent gives written notice requesting a response at least two (2) business days prior to the expiration of the specified time period, if any.

12.10     Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

12.11     Further Assurances. Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

12.12     Press Releases and Announcements. Except as may be contemplated hereunder, neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other party, except for any releases or announcements which may be required by or, in such party’s discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release or announcement in advance of such issuance or making.

12.13     Alternative Dispute Resolution.

12.13.1     In the event of any controversy, dispute or claim arising out of or in connection with this Agreement, the parties will endeavor to negotiate a mutually satisfactory solution. If a mutually satisfactory solution cannot be reached, the dispute shall, at either party’s written demand, be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by one arbitrator appointed in accordance with such Rules. The arbitration shall take place in Sacramento, California. The arbitration shall be held in the English language. The decision of the arbitrator shall be final and binding upon the parties and their respective personal representatives, heirs, devisees, successors and assigns.  Judgment may be entered on the arbitrator’s award in any court having proper jurisdiction.  The costs of arbitration, including attorneys’ fees, shall be awarded by the arbitrator to the prevailing party.

Rev. S.	16

12.13.2  Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to Section 12.2 [Governing Law]. Both Parties waive application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents.

12.13.3     The arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorney’s fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the prevailing party in any arbitration or other proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

12.13.4     The parties agree that this Section 12.13 has been included to resolve rapidly and inexpensively any claims or disputes between them with respect to this Agreement, and that this Section 12.13 shall be grounds for dismissal of any action commenced by any party in any court with respect to any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof).

12.14     Governing Language. The English language version of this Agreement shall control in any dispute between the parties.

[Remainder of Page Intentionally Left Blank]

Rev. S.	17

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed.

ThermoGenesis:	ThermoGenesis

/s/ Jeff Cauble
Jeff Cauble Vice President of Finance and Principal Accounting Officer

11/22/19
Date:

ImmuneCyte:	/s/ Billie Ahluwalia
Billie Ahluwalia Principal Accounting Officer
11/22/19
Date:

Rev. S.	18

EXHIBIT A

PRODUCT LINES & PRICING

Products

For Immune Cell Banking Applications:

•	PXP-1000 System – an automated, fully closed cell separation system for isolating and retrieving immune cells from peripheral blood.

•

BioArchive® Automated Cryopreservation System – an automated, robotic, liquid nitrogen controlled-rate-freezing and cryogenic storage system for cord blood samples and cell therapeutic products used in clinical applications.

For Other BioBanking Applications:

•	AXP® Automated Cell Separation System – an automated, fully closed cell separation system for isolating and retrieving stem and progenitor cells from umbilical cord blood.

•

BioArchive® Automated Cryopreservation System – an automated, robotic, liquid nitrogen controlled-rate-freezing and cryogenic storage system for cord blood samples and cell therapeutic products used in clinical applications.

For Cell Based Contract Development and Manufacturing (CDMO):

•

CAR-TXpress™ Platform – a modular designed, functionally closed platform that addresses the critical unmet need for large scale cellular processing and chemistry, manufacturing and controls (CMC) needs for manufacturing chimeric antigen receptor (CAR) T cell therapies.

Pricing

●	Product Price will be ThermoGenesis standard cost plus 15%.

●	Service work performed by ThermoGenesis employees will be billed at salary cost plus benefits (25%) plus a 15% surcharge.

Field of Use & Territory

●	Exclusive use of PXP-1000 product, accessories and its substitute for cell banking services, worldwide.

●	Non-exclusive use of all other products for cell based contract development and manufacture services (CDMO), worldwide.

Rev. S.	19

EXHIBIT B

LOCALIZED DEPOT SERVICE CENTER QUALITY REQUIREMENTS

1.           QUALITY SYSTEM REQUIREMENTS FOR IMMUNECYTES

1.1	ImmuneCyte agreement adds a quality set of requirements for the consistent supply of product(s) and/or service(s).
1.1.1

ImmuneCyte must maintain active quality systems and conduct activities in compliance with applicable laws and regulations including, but not limited to instructions agreed to between the parties, applicable procedures, national, state and local laws/regulations/ ordinances/standards, and applicable regulatory requirements. These specifically include, but are not limited to:

●	Good Distribution and Storage Practice
●	Good Manufacturing Practice
●	ISO 9001 or ISO 13485.
●	Quality Management System to include:
- Quality Manual
- Critical Process Standard Operating Procedures

- Document controls

- Record controls

- Training procedures

- Process controls

- Identification and Traceability

- Facility controls

- Equipment – calibration and maintenance

- Compliant handling and reporting

- Labeling controls

1.1.2

ImmuneCyte shall manage procedures relevant to ThermoGenesis’ projects/services to a documented Quality Management System (“QMS”) and ensure traceability of equipment, materials, personnel, products, processes, etc. ImmuneCyte shall keep records, the longer of, agreed to or required by regulations, and number of years.

1.1.3	Documentation and records pertaining to ThermoGenesis products, processes, or supporting activities must be made available to ThermoGenesis in a reasonable period of time when requested for review.
1.1.4	These Quality requirements will be effective immediately and be effective for the remaining term of the distribution agreement.

Rev. S.	20

2.	COMMUNICATION
2.1

Each Party will notify the other Party’s Primary Contact of any issues that impact the ability to conduct ThermoGenesis contracted activities. ThermoGenesis’ primary quality contact is the most senior manager in the Quality Assurance function.

3.	ADMINISTRATIVE INFORMATION
3.1	Organizational Structure: ImmuneCyte must maintain an adequate number of qualified personnel to perform and supervise ThermoGenesis activities and to meet quality and regulatory requirements.
3.1.1	Personnel must have the appropriate education, experience and be adequately trained on procedures applicable to their responsibilities. This training must be in a formal training program.
3.1.2	There must be mandatory regulatory compliance training for new employees and refresher training with sufficient frequency to ensure employees remain familiar with requirements.
3.1.3	This training must be documented and available for review.

4.	MANUFACTURING AND LOGISTICS
4.1	General:
4.1.1	ThermoGenesis will provide documents that pertain to the work that ImmuneCyte will be performing. ImmuneCyte agrees to comply with mutually agreed requirements.
4.1.2	Equipment and facility qualification will be the responsibility of ImmuneCyte and may be reviewed by ThermoGenesis during audits.
4.1.3	Servicing, packaging and shipping will be performed according to procedures provided by ThermoGenesis or as mutually agreed.
4.2	Audits:
4.2.1

ImmuneCyte must allow ThermoGenesisemployees or representative’s access to the facility to observe various operations and assist in problem solving to ThermoGenesis “issues.” Any such “in plant visits” will be coordinated in advance by both Parties

4.2.2	ImmuneCyte agrees to host audits by ThermoGenesis as required by ThermoGenesis policy. ThermoGenesis will provide ImmuneCyte sufficient notice of an audit.
4.2.3

At the conclusion of the audit, a closing meeting will be held with representatives from ThermoGenesis and ImmuneCyte to discuss significant audit findings. A written audit report will be provided to ImmuneCyte. ImmuneCyte shall respond to audit findings within thirty days and detail the corrective action plans and timeframes for correction.

4.3	Facilities, Utilities, and Equipment:
4.3.1	Facilities, utilities and equipment must be qualified and validated for the work being performed.

Rev. S.	21

4.3.2

ImmuneCyte must have a preventive maintenance (“PM”) program for all critical systems, utilities, manufacturing equipment and test instrumentation and equipment. Documentation must include a record of the type and frequency of testing.

4.3.3	Any utilities that could impact product/service quality are qualified and appropriately monitored.
4.3.4	ImmuneCyte must have a procedure for cleaning equipment.
4.3.5	ImmuneCyte must have a procedure for the operation and maintenance of computerized systems. The procedure must include periodic re-verification of system access privileges.
4.3.6	ImmuneCyte must have a written procedure for the issuance of parts and lot numbers that are used in regulatory documentation so that materials are uniquely identified and traceable.
4.3.7

ImmuneCyte must have a suitable storage facility that protects the product from possible deterioration, interference, theft, cross contamination, intermixing with other materials, or accidental use of unreleased material.

5.	QUALITY CONTROL (“QC”)
5.1	No additional testing or modification/deviation from procedures may occur without written approval by the ThermoGenesis Quality Management.
5.2	ImmuneCyte will test ThermoGenesis products using only calibrated and qualified equipment with approved analytical methods.

6.	QUALITY ASSURANCE
6.1	General Procedures: ImmuneCyte’s Quality Management is responsible for generating and maintaining all procedures and other documentation supporting regulatory operations within its facility.
6.2

Record Retention: At least thirty calendar days prior to record destruction, ImmuneCyte will alert the ThermoGenesis Quality Management contact. ThermoGenesis may request that the documentation or portions of the documentation be forwarded to ThermoGenesis for archiving.

6.3	Change Management:
6.3.1	ImmuneCyte must have a written, approved and effective procedure(s) for managing and tracking changes to quality system and regulatory records.
6.3.2	Proposed changes to project/service documentation may only be accepted with the written approval of ThermoGenesis and may require validation before the change may be implemented.
6.4	Complaint Handling:
6.4.1	ImmuneCyte will comply with all reasonable requests in connection with the investigation of any product/service complaint.
6.4.2	ImmuneCyte will forward each complaint to ThermoGenesis in a timely manner (with 3 days).

Rev. S.	22

6.4.3	ImmuneCyte will do the initial MDR reportable assessment. If a reportable event is probable, the ImmuneCyte is required to notify ThermoGenesis immediately (within 4 hours of the decision).

7.	REGULATORY COMPLIANCE.
7.1	Regulatory Inspections and Correspondence:
7.1.1	ImmuneCyte must notify the ThermoGenesis Quality Contact immediately (within four hours) when any regulatory agency inspection is commencing involving ThermoGenesis.
7.1.2	ImmuneCyte will allow a ThermoGenesis representative to be present
7.1.3	A notice of any kind from any regulatory agency, the ImmuneCyte is required to make contract with ThermoGenesis immediately (within 1 business day).
7.1.4	ImmuneCyte will be solely responsible for all contacts and communications with any regulatory agencies with respect to all ThermoGenesis activities.

8.	RESOLUTION OF QUALITY-RELATED ISSUES
8.1	Quality-related issues will be discussed and resolved at the JOC.

9.	REMOVALS AND CORRECTIONS (RECALLS)
9.1	If either Party believes a removal, correction or other field action is warranted, that party will notify the other party in writing of the reasons an “action” is warranted.
9.2

Each Party shall within a reasonable time provide the other with a copy of any reports filed with the FDA or other regulatory agencies. Each party shall maintain records of all corrections or removals as required by law, and shall promptly provide the other party with a copy.

Rev. S.	23

EXHIBIT C

Limited Warranty

Warranty

ThermoGenesis warrants to the original purchaser that the unit will be free from defects in materials or workmanship for one year from the date of shipment. Equipment failure due to reasons other than manufacturing defects such as accident, misuse or failure to timely perform scheduled maintenance in accordance with the maintenance schedule included with the operating instructions for the unit is excluded from Warranty coverage. This Warranty covers the cost of parts needed to make Warranty repairs. ThermoGenesis reserves the right to replace any malfunctioning unit or part with a new or refurbished unit in lieu of repairing such unit. This Warranty and ThermoGenesis’ obligation to repair or replace defective parts is the sole and exclusive remedy of purchaser. Under no circumstances shall ThermoGenesis be liable for consequential or economic damages that might arise from a defective part.

ThermoGenesis warranties, as set forth herein, are exclusive and are in lieu of, and purchaser hereby waives, all other warranties, express or implied, including, without limitation, any implied warranties of merchantability of fitness for a particular purpose or warranty of non-infringement.

Procedure

If Warranty repairs are needed, contact the vendor or ImmuneCyte from which you purchased your ThermoGenesis product(s), or if you purchased directly from ThermoGenesis or are unable to locate the appropriate vendor/ImmuneCyte, contact ThermoGenesis directly at ThermoGenesis, 2711 Citrus Road, Rancho Cordova, CA 95742, Telephone: (916) 858-5100 or (800) 783-8357 in the U.S.; Fax: (916) 858-5199. For emergency repairs at night or on weekends or holidays, contact your ThermoGenesis Authorized Service Provider (“Service Provider”) directly and notify ThermoGenesis on the next business day. Failure to notify ThermoGenesis on the next business day after a request for emergency repairs may result in denial of coverage for that service call. When calling for service have available: (1) detailed information about the problem; (2) the serial number of the unit; (3) the service record for the unit; (4) the date and place of purchase of the unit.

Limitations. Equipment or spare part malfunctions other than those caused by defects in materials or workmanship, including malfunctions caused by misuse, accident or failure to perform scheduled maintenance, are excluded from coverage. Any alterations or modifications made to the unit (other than modifications or alterations made by ThermoGenesis) render the warranty null and void. ThermoGenesis will not be responsible for any consequential or incidental damages resulting from equipment malfunction or loss of use of the equipment. ThermoGenesis may authorize independent contractors to perform service. Service providers are independent contractors, not ThermoGenesis employees; consequently, ThermoGenesis is not responsible for the acts or omissions of the service providers, including without limitation, failure by a service provider to respond to calls for emergency service in a timely fashion.

Rev. S.	24

EXHIBIT D

Medical Devices Vigilance System

It is ImmuneCyte’s responsibility to:

Establish procedures associated with product identification, traceability, handling, storage, packaging, preservation, and delivery. ImmuneCyte shall ensure that its employees are adequately trained on said procedures.

ImmuneCyte shall maintain shipment records for Company products that include consignee name and address, part numbers, lot numbers and serial numbers.

ImmuneCyte shall promptly report product complaints to the Company in accordance with timeliness requirements specified in the contract.

ImmuneCyte shall ensure that all local, regional, and national regulatory requirements are met in the countries to which the contract applies.

The above four responsibilities ensure that ThermoGenesis and the ImmuneCyte are in compliance with the MDD 93/42/ECC and with European Medical Device Reporting Regulations (MEDDEV 2.12/1, Rev 7).

ThermoGenesis will notify the Competent Authorities and the Notified Body of any adverse incidents that meet the criteria described in MDD Article 10. Systematic procedures for receiving and investigating user complaints and for filing medical event (or near event) reports with appropriate Competent Authorities are in place. As necessary, based on review of such events and experience gained from device usage, appropriate corrective action is implemented.

If ImmuneCyte becomes aware of a product complaint, notify ThermoGenesis and ThermoGenesis’ European Union Representative for Medical Device Reporting (EU Rep.) within twenty-four (24) hours.

Please complete and return a copy of the attached product complaint form within twenty-four (24) hours of learning of a product complaint, product malfunction, or patient injury to:

ThermoGenesis:

ThermoGenesis Holdings Inc., 2711 Citrus Road, Rancho Cordova, CA 95742, USA, Telephone No. 916-858-5100 and Fax No, 916-858-5199; and

EU Rep.:

Medical Device Safety Service, Schiffgraben 41, 30175, Hanover, Germany Tel: +49-511-6262 8630, Fax: +49-511-6262 8633, e-mail: mdssgmbh@tonline.de, Internet: www.mdss.com; Contact: Ludgar Moller

Rev. S.	25

EXHIBIT E

PAYMENT TERM

Net sixty (60) days from date of invoice. Delinquent accounts shall incur a charge of the greater of one and one half percent (1 ½ %) of the outstanding balance per month or the maximum legal rate.

Furthermore, in the event of delinquency, ThermoGenesis reserves the right, at its sole discretion, to change the payment terms and may require full or partial prepayment for subsequent orders.

Rev. S.	26

EXHIBIT F

COMPLAINT REPORTING FORM

FIELD 1: CUSTOMER / PRODUCT INFORMATION

Date of Initial Contact:

Complainant Facility:

Name of Complainant:

Complainant Telephone Number:

Product Name:                                          Model:                                   Serial Number:

Lot Number (if applicable):

Assigned Investigator:

Severity Classification: ☐ Catastrophic      ☐Minor      ☐ Major      ☐ Critical

Complaint Communicated Via: ☐ E-Mail       ☐ Fax      ☐ Form

FIELD 2: COMPLAINT INFORMATION

Call Type:                                                                                    Event Date:

Description of Complaint:

Location of failure:

Step in process where failure occurred:

Will the product be returned for evaluation?

☐ YES, RMA # ________

☐ NO, provide reason:  __________

FIELD 3: SAFETY EVENT INFORMATION

3a. Was a Death or Injury sustained?

☐ YES - SAFETY COMPLAINT, complete section 3b*.

☐ NO - Is a death or injury possible? ☐ YES*    ☐ NO

* Notify QS Management Representative or Designee

3b. Injury Information (if applicable):

Event Date:                           Time: _______      ☐ a.m. ☐ p.m. ☐ Unknown

Type of Injury:      ☐ Death      ☐ Serious Injury      ☐ Other:

Persons(s) Affected: Number: ____________

☐ User/Operator ☐ Patient ☐ Serviceperson ☐ Bystander

Additional Information:

FIELD 4: COMPLAINT ENTRY

Complaint Report Completed by:                                                                        Date:

Complaint Received and Entered into CHS by:                                                  Date:

Complaint File Number:                                                                                     (Reference ThermoGenesis Control Number 340023 [A])

Rev. S.	27

EXHIBIT G

SERVICE REPORTING REQUIREMENTS

Date of Service:	Product Name:
Customer:	Model:
Contact Name:	Serial #:
Tel #:	Service Representative:

Description of Complaint/ Problems Found:

Service Performed/Actions Taken:

Resolution/Testing:

Parts Used:

Rev. S.	28